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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                VARIAGENICS, INC.
     ---------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 par value
     ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    922196100
     ---------------------------------------------------------------------
                                 (CUSIP Number)



     ---------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               / / Rule 13d-1(b)
               / / Rule 13d-1(c)
               /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    Page 2 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Fund III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /

                                                               (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                            ----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                            ----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,564,151 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 3 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Entrepreneurs' Fund III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /

                                                               (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,564,151 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 4 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Associates III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,564,151 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 5 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Associates III, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Corporation
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,564,151 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
--------------------------------------------------------------------------------

                                                                    Page 6 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Axel Bichara
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,564,151 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                    Page 7 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jean-Francois Formela
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        France
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                4,625 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 4,625 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,568,776 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                    Page 8 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ronald Nordin
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,564,151 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                    Page 9 of 20
CUSIP NO. 922196100
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher J. Spray
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,564,151 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,564,151 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,564,151 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer: Variagenics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  60 Hampshire Street, Cambridge, MA 02139.

Item 2(a). Names of Persons Filing: Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Axel Bichara, Jean-Francois Formela, Ronald Nordin and Christopher
                  J. Spray.

                  Atlas Venture Associates III, Inc. is the sole general partner of Atlas Venture Associates III, L.P. Atlas Venture Associates III, L.P. is the sole general partner of Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund III, L.P. Messrs. Bichara, Formela, Nordin and Spray are the directors of Atlas Venture Associates III, Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc. and Messrs. Bichara, Formela, Nordin and Spray is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c). Citizenship: Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P. and Atlas Venture Associates III, L.P. are each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Associates III, Inc. is a corporation organized under the laws of the State of Delaware. Mr. Bichara is a citizen of Germany. Mr. Formela is a citizen of France. Mr. Nordin is a citizen of the United States. Mr. Spray is a citizen of the United Kingdom.

Item 2(d).        Title of Class of Securities: Common Stock, $.01 par value.

Item 2(e).        CUSIP Number:  922196100.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  Each of Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P. and Atlas Venture Associates III, Inc. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,564,151 shares (including warrants for the exercise of 192,569 shares) of Common Stock as of December 31, 2000. Each of Messrs. Bichara, Nordin and Spray may be deemed to own beneficially 2,564,151 shares of Common Stock as of December 31, 2000. Mr. Formela may be deemed to own beneficially 2,568,776 shares (including an option exercisable for 4,625 shares) of Common Stock as of December 31, 2000.

                  As of December 31, 2000, Atlas Venture Fund III, L.P. is the record owner of 2,521,361 shares (including warrants for the exercise of 188,470 shares) of Common Stock and Atlas Venture Entrepreneurs' Fund III, L.P. is the record owner of 42,790 shares (including warrants for the exercise of 4,099 shares) of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,564,151 shares of Common Stock. In their capacities as directors of Atlas Venture Associates III, Inc., each of Messrs. Bichara, Nordin and Spray may be deemed to own beneficially 2,564,151 shares of Common Stock. In his capacity as a director of Atlas Venture Associates III, Inc., Mr. Formela may be deemed to own beneficially 2,568,776 shares (including an option exercisable for 4,625 shares) of Common Stock as of December 31, 2000.


         (b)      Percent of Class:

                  Atlas Venture Fund III, L.P.                           11.0%
                  Atlas Venture Entrepreneurs' Fund III, L.P.            11.0%
                  Atlas Venture Associates III, L.P.                     11.0%
                  Atlas Venture Associates III, Inc.                     11.0%
                  Axel Bichara                                           11.0%
                  Jean-Francois Formela                                  11.0%
                  Ronald Nordin                                          11.0%
                  Christopher J. Spray                                   11.0%

         The foregoing percentages are calculated based on the 23,300,482 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Variagenics, Inc. for the Quarter ending September 30, 2000, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Jean-Francois Formela                    4,625 shares

                           0 shares as to each other reporting person.

                  (ii)     shared power to vote or to direct the vote:

                  Atlas Venture Fund III, L.P.                      2,564,151 shares
                  Atlas Venture Entrepreneurs' Fund III, L.P.       2,564,151 shares
                  Atlas Venture Associates III, L.P.                2,564,151 shares
                  Atlas Venture Associates III, Inc.                2,564,151 shares
                  Axel Bichara                                      2,564,151 shares

                  Jean-Francois Formela                         2,564,151 shares
                  Ronald Nordin                                 2,564,151 shares


                  (iii) sole power to dispose or to direct the disposition of:

                           Jean-Francois Formela                4,625 shares

                           0 shares as to each other reporting person.

                  (iv) shared power to dispose or to direct the disposition of:

                  Atlas Venture Fund III, L.P.                     2,564,151 shares
                  Atlas Venture Entrepreneurs' Fund III, L.P.      2,564,151 shares
                  Atlas Venture Associates III, L.P.               2,564,151 shares
                  Atlas Venture Associates III, Inc.               2,564,151 shares
                  Axel Bichara                                     2,564,151 shares
                  Jean-Francois Formela                            2,564,151 shares
                  Ronald Nordin                                    2,564,151 shares
                  Christopher J. Spray                             2,564,151 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Variagenics, Inc. except in the case of (i) Atlas Venture Fund III, L.P. for the 2,521,361 shares (including warrants for the exercise of 188,470 shares) which it holds of record
         (ii) Atlas Venture Entrepreneurs' Fund III, L.P. for the 42,790 shares (including warrants for the exercise of 4,099 shares) of Common Stock; and (iii) Mr. Formela for the 4,625 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certifications.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 13, 2001

ATLAS VENTURE FUND III, L.P.              ATLAS VENTURE ASSOCIATES III, L.P.

By: Atlas Venture Associates III, L.P.    By: Atlas Venture Associates III, Inc.
    General Partner
                                                  By:              *
                                                      --------------------------
     By: Atlas Venture Associates III, Inc.           Christopher Spray
                                                      President
           By:              *
               ---------------------------
               Christopher Spray
               President

ATLAS VENTURE ENTREPRENEURS'              ATLAS VENTURE ASSOCIATES III, INC.
FUND III, L.P.

By: Atlas Venture Associates III, L.P.    By:                 *
    General Partner                            --------------------------------
                                               Christopher Spray
                                               President
     By: Atlas Venture Associates III, Inc.

           By:              *
               ---------------------------
               Christopher Spray
               President


               *                                              *
-----------------------------------        -------------------------------------
Axel Bichara                               Ronald Nordin


               *                                              *
-----------------------------------        -------------------------------------
Jean-Francois Formela                      Christopher J. Spray



* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.


     /s/ Jeanne Larkin Henry
     ---------------------------------------
     Jeanne Larkin Henry
     Attorney-in-fact


                                 Page 14 of 20